UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/25/2009

Cytec Industries Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-12372

Delaware	22-3268660
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Five Garret Mountain Plaza
Woodland Park, NJ 07424
(Address of principal executive offices, including zip code)

(973) 357-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

We announced in January 2009 that we were looking at several major site restructurings in Europe, including the restructuring of our Drogenbos, Belgium and Hamburg, Germany manufacturing facilities, which we reported on May 28, 2009, and June 18, 2009, respectively. Further to these announcements, on September 25, 2009, we approved plans to close our manufacturing facility in La Llagosta, Spain and transfer the manufacturing of the liquid coating resin products currently produced at this site to our facility in Werndorf, Austria. These actions are being taken in response to the downturn in the global economy, especially in the automotive, construction and general industrial markets we serve, which has led to a significant reduction in our sales and operating profitability.

We reached agreement with the local works council and workforce, subject to regulatory approval, to eliminate 60 positions at the La Llagosta site. We expect to complete substantially all actions associated with the closing of this site by the end of the fourth quarter of 2009. We estimate this initiative will result in net charges of $43.0 - $44.5 million ($37.0 - $38.0 million after tax), which includes $12.5 - $13.5 million related to severance and other benefits associated with the position eliminations and $30.5 - $31.0 of charges associated with the acceleration of depreciation of the assets at the site. We expect to incur $14.0 - $15.0 million of charges in the third quarter, most of which is associated with severance and other employee related benefits, and $29.0 - 29.5 million in the fourth quarter, primarily related to accelerated depreciation. Cash expenditures related to these plans are expected to be $13.5 - $14.5 million. We expect to realize estimated annualized cost savings from this initiative in the range of $6.0 - $8.0 million starting in the first quarter of 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytec Industries Inc.

Date: September 30, 2009	By:	/s/ David M. Drillock
David M. Drillock
Vice President and Chief Financial Officer